Chembio to Present at Taglich Brothers Small Cap Equity Conference Tomorrow

MEDFORD, N.Y (April 30, 2012) – Chembio Diagnostics, Inc. (OTC-QB: CEMI), a company that develops, manufactures, markets and licenses point-of-care diagnostic tests, today announced that Lawrence A. Siebert, President and CEO, will speak to the investment community at Taglich Brothers Small Cap Equity Conference in New York City. The conference will be simultaneously webcast over the Internet.

Mr. Siebert is scheduled to speak tomorrow May 1, 2012, at approximately 9:00am Eastern Time. Interested investors can access the live webcast of the presentation by going to Chembio’s web site, www.chembio.com, and clicking on the Investor Center link. A replay of the webcast will be available on Chembio’s web site for 90 days. Alternatively, you can access the live webcast of the presentation via the following link http://wsw.com/webcast/tb4/cemi/

About Chembio Diagnostics
Chembio Diagnostics, Inc. develops, manufactures, licenses and markets proprietary rapid diagnostic tests in the growing $7 billion point-of-care testing market. Chembio's two FDA PMA-approved, CLIA-waived, rapid HIV tests are marketed in the U.S. by Alere North America, Inc.  Chembio markets its HIV STAT-PAK® line of rapid HIV tests internationally to government and donor-funded programs directly and through distributors.  Chembio has developed a patented point-of-care test platform technology, the Dual Path Platform (DPP®) technology, which has significant advantages over lateral-flow technologies. This technology is providing Chembio with a significant pipeline of business opportunities for the development and manufacture of new products based on DPP®.  Headquartered in Medford, N.Y. with approximately 160 employees, Chembio is licensed by the U.S. Food and Drug Administration (FDA) as well as the U. S. Department of Agriculture (USDA), and is certified for the global market under the International Standards Organization (ISO) directive 13.485. For more information, please visit: www.chembio.com.

Forward-Looking Statements
Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended.  Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management.  Such statements are estimates only, as the Company has not completed the preparation of its financial statements for those periods, nor has its auditor completed a review or audit of those results.  Actual revenue may differ materially from those anticipated in this press release.  Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties.  Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to, Chembio's ability to obtain additional financing, to obtain regulatory approvals in a timely manner and the demand for Chembio's products.  Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events.  Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

Contacts:
Chembio Diagnostics
Susan Norcott 631-924-1135 x125
snorcott@chembio.com

Investor Relations
LHA
Anne Marie Fields
(212) 838-3777
afields@lhai.com
@LHA_IR_PR

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